                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                     ENERGY EAST CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                            ENERGY EAST CORPORATION
                                ALBANY, NEW YORK

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 14, 2002

                            ------------------------

To the holders of common stock of
Energy East Corporation:

    You are cordially invited to attend the Annual Meeting of Stockholders of Energy East Corporation which will be held at the Citicorp/Citibank Auditorium, 12th Floor, 399 Park Avenue, New York, New York on June 14, 2002 at 9:30 A.M. (Eastern Daylight Saving Time). The meeting is being held to elect two directors to serve in Class I for a term expiring at the 2005 Annual Meeting and for the transaction of any other business properly brought before the meeting or any adjournment thereof.

    Holders of record of common stock at the close of business on April 25, 2002 will be entitled to notice of and to vote at the meeting.

    In connection with the annual meeting, you have three ways to vote by proxy:
(a) by mail, (b) by telephone and (c) over the Internet. To vote by telephone or over the Internet, you should follow the instructions on the enclosed proxy form. To vote by mail, you should complete and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the vote is taken by voting again by telephone or over the Internet, by delivering to the Secretary of the Company a written revocation or a proxy with a later date or by oral revocation in person to any of the persons named on the enclosed proxy card at the annual meeting.

                                          By Order of the Board of Directors,
                                          Robert D. Kump
                                          VICE PRESIDENT, TREASURER & SECRETARY

Dated: April 29, 2002

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE ENCLOSED FOR YOUR CONVENIENCE OR FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY FORM TO VOTE BY TELEPHONE OR OVER THE INTERNET.

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 14, 2002

                            ------------------------

    This proxy statement is furnished in connection with the solicitation of proxies on behalf of the board of directors of Energy East Corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders to be held on June 14, 2002, at the Citicorp/Citibank Auditorium, 12th Floor, 399 Park Avenue, New York, New York. This proxy statement and the form of proxy were first mailed to holders of common stock on or about April 29, 2002. The mailing address of the Company's principal executive office is P.O. Box 12904, Albany, New York 12212-2904.

ANNUAL REPORT

    An Annual Report to Stockholders for the year ended December 31, 2001, including consolidated financial statements, has been mailed to all stockholders of record. The Annual Report is not a part of this proxy statement.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

    The close of business on April 25, 2002 has been fixed as the record date for determining the stockholders entitled to vote at the meeting. As of the record date, the Company had outstanding 116,831,563 shares of common stock. Holders of common stock have cumulative voting rights for the election of directors and one vote per share for all other purposes. Cumulative voting means that the total number of votes which you may cast for the election of directors of a given class shall equal the number of directors in such class to be elected multiplied by the number of shares held, and you may cast all of such votes for a single nominee for director or you may distribute them among both nominees in such class, as you see fit.

    The proxy represents the number of shares registered in your name as well as the number of whole shares credited to your account under the Company's Dividend Reinvestment and Stock Purchase Plan. If you are an employee of the Company or any of its subsidiaries and participate in the Tax Deferred Savings Plans of New York State Electric & Gas Corporation ("NYSEG"), The Southern Connecticut Gas Company Target Plan, the Central Maine Power Company Savings and Investment Plans, the Connecticut Natural Gas Corporation Savings Plans or the Berkshire Energy Resources Savings Plans, the proxy constitutes an instruction for the trustees of such plans to vote the whole shares in your account in such plans in the manner specified on the proxy.

    In voting for the election of directors, you may vote in favor of both nominees or withhold your votes as to both or as to a specific nominee. The two nominees receiving the highest number of affirmative votes cast, in person or by proxy, by holders of common stock entitled to vote shall be elected to serve as directors. As a result, votes that are withheld will not be counted and will have no effect on the vote in connection with the election of directors.

    Under the rules of the New York Stock Exchange ("NYSE"), member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the NYSE. Under the rules of the NYSE, the election of directors is considered a "discretionary item" whereby brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

    In determining whether a quorum is present, all duly executed proxies (including those marked "abstain" or "withhold") will be counted.

ELECTION OF DIRECTORS

    Your board of directors currently consists of twelve directors divided into three classes. One class of directors is elected at each annual meeting of stockholders for a term expiring at the third succeeding annual meeting of stockholders.

    The nominees for election at this Annual Meeting to serve as directors in Class I for a term expiring at the 2005 Annual Meeting of Stockholders and thereafter until their successors shall be elected and shall qualify are: John
M. Keeler and Peter J. Moynihan. Messrs. Keeler and Moynihan were elected to Class I for a term expiring at the 2002 Annual Meeting of Stockholders. Alison
P. Casarett and Paul L. Gioia are not standing for re-election to the board of directors.

    Unless otherwise specified on the proxy, shares represented by proxies in the accompanying form received on behalf of the board of directors will be voted for the election of John M. Keeler and Peter J. Moynihan. Proxy holders reserve the right to exercise cumulative voting rights and to cast the votes at the meeting in such manner, and for such lesser number of said nominees, as they may deem best, in order, so far as possible, to secure the election of said nominees. While it is not anticipated that either of the nominees will be unable to qualify or accept office, if one or both should be unable to do so, the proxy holders reserve the right to vote for any substitute nominee or nominees designated by the board of directors.

    During 2001, there were nine meetings of the board of directors. All of the directors attended 75% or more of the total number of meetings of the board of directors and the committees of the board on which they served.

    The following sets forth information for each nominee for election at this Annual Meeting and for each director continuing in office.

                      CLASS I
                      DIRECTORS NOMINATED FOR TERMS EXPIRING IN 2005

[PHOTO]               JOHN M. KEELER
                      OF COUNSEL, HINMAN, HOWARD & KATTELL, LLP,(1)BINGHAMTON, NY;
                      ATTORNEYS AT LAW. Director of: Security Mutual Life
                      Insurance Company of New York, Binghamton, NY; the Stuart and Willma Hoyt Foundation, Binghamton, NY; the Harriet L.
                      Dickenson Foundation, Binghamton, NY; and the Binghamton
                      University Foundation, Binghamton, NY. Past President of
                      Broome County Bar Association and of Broome County United
                      Way, both of Binghamton, NY. Mr. Keeler, 68, has been a director of the Company (including its predecessor company) since 1989.

                      CLASS II
                      DIRECTORS WHOSE TERMS EXPIRE IN 2003

[PHOTO]               JOSEPH J. CASTIGLIA
                      FORMER VICE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      OF PRATT & LAMBERT UNITED, INC., BUFFALO, NY. Business
                      Consultant and Private Investor, JBC Enterprises, East
                      Aurora, NY. Chairman, Catholic Health System of Western New
                      York, Buffalo, NY; Chairman, HealthNow New York, Inc., DBA
                      Blue Cross & Blue Shield of Western New York, Buffalo, NY and Blue Shield of Northeastern New York, Albany, NY.
                      Director of: Vision Group of Funds and Vision Fiduciary
                      Funds, Inc., Buffalo, NY; Sevenson Environmental Services,
                      Inc., Niagara Falls, NY; and Community Foundation for
                      Greater Buffalo, Buffalo, NY. Mr. Castiglia was Vice
                      Chairman, President and Chief Executive Officer of Pratt &
                      Lambert United, Inc. from August 1994 until his retirement in January 1996. Prior to that time, he was President and Chief Executive Officer of Pratt & Lambert, Inc. from 1989 until July 1994, at which time the company was merged with United Coatings, Inc. Mr. Castiglia, 67, has been a director of the Company (including its predecessor company) since
                      1995.

[Photo]               LOIS B. DEFLEUR
                      PRESIDENT OF THE STATE UNIVERSITY OF NEW YORK AT BINGHAMTON,
                      BINGHAMTON, NY. Director of: Broome County Chamber of
                      Commerce, Binghamton, NY; Broome County Charities, Endicott,
                      NY; and the ImagiNarium for Health, Healing and the Arts, Vestal, NY; Director's Advisory Council, M&T Bank-Southern
                      Division, Endicott and Ithaca, NY. Dr. DeFleur, 65, has been
                      President of the State University of New York at Binghamton since 1990, and has been a director of the Company
                      (including its predecessor company) since 1995.

[Photo]               WALTER G. RICH
                      CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND A DIRECTOR
                      OF DELAWARE OTSEGO CORPORATION, COOPERSTOWN, NY, AND ITS
                      SUBSIDIARY, THE NEW YORK, SUSQUEHANNA & WESTERN RAILWAY
                      CORPORATION. Director of: Security Mutual Life Insurance
                      Company of New York, Binghamton, NY; Knovel Corporation,
                      Norwich, NY; and New York Business Development Corporation,
                      Albany, NY. He is a member of the Franklin Industrial
                      Advisory Board of the Syracuse University School of
                      Management, Syracuse, NY; and appointed by the Governor as a member of the New York State Public Transportation Safety
                      Board, Albany, NY. Mr. Rich, 56, has been a director of the Company (including its predecessor company) since 1997.

[Photo]               WESLEY W. VON SCHACK
                      CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER OF THE
                      COMPANY, ALBANY, NY. Director of: Mellon Financial
                      Corporation and Mellon Bank, N.A., Pittsburgh, PA; RTI
                      International Metals, Inc., Niles, OH; and AEGIS Insurance
                      Services, Inc., Jersey City, NJ. Director and member of the
                      Executive Committee of the American Gas Association,
                      Washington, DC. Vice Chairman of Peconic Land Trust, Inc.,
                      Long Island, NY. Mr. von Schack was Chairman, President &
                      Chief Executive Officer of NYSEG from September 1996 to
                      April 1999. Mr. von Schack, 57, has been Chairman,
                      President, Chief Executive Officer and a director of the Company (including its predecessor company) since 1996.

                      CLASS III
                      DIRECTORS WHOSE TERMS EXPIRE IN 2004

[PHOTO]               RICHARD AURELIO
                      FORMER PRESIDENT OF TIME WARNER CABLE GROUP, NYC, AND NYI
                      NEWS AND SENIOR ADVISOR TO THE CHAIRMAN AND CEO OF TIME
                      WARNER, INC., NEW YORK, NY. Director of: the Javits
                      Foundation, New York, NY; and City University Television,
                      New York, NY. Mr. Aurelio was a Time Warner executive from
                      1979 through 1998. Prior to that time, he served as deputy mayor of New York City during the Lindsay administration, as an administrative assistant to U. S. Senator Jacob K.
                      Javits, as news editor of Newsday and a public relations executive. Mr. Aurelio, 73, has been a director of the Company (including its predecessor company) since 1997.

[Photo]               JAMES A. CARRIGG
                      FORMER CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER OF
                      NYSEG, ITHACA, NY. Director of: Security Mutual Life
                      Insurance Company of New York, Binghamton, NY; and National
                      Security Life and Annuity Company, Binghamton, NY. Trustee of the Dr. G. Clifford & Florence B. Decker Foundation,
                      Binghamton, NY. Mr. Carrigg was Chairman, President & Chief
                      Executive Officer of NYSEG from January 1991 to September
                      1996, and was Chairman and Chief Executive Officer of NYSEG from May 1988 to December 1990. Prior to that time, he was President and Chief Operating Officer of NYSEG. Mr. Carrigg,
                      68, has been a director of the Company (including its predecessor company) since 1983.

[Photo]               DAVID J. JAGGER
                      PRESIDENT AND TREASURER OF JAGGER BROTHERS, INC.,
                      SPRINGVALE, ME. Trustee of: Industrial Development
                      Corporation, Sanford, ME; Springvale Public Library
                      Association, Springvale, ME; and Springvale Redevelopment
                      Corporation, Springvale, ME. Mr. Jagger was Chairman of the
                      Board of CMP Group, Inc. and Central Maine Power Company from January 1996 to September 2000. Mr. Jagger, 60, has been a director of the Company since September 2000 and was a director of CMP Group, Inc. for 13 years prior to its merger with the Company.

[Photo]               BEN E. LYNCH
                      PRESIDENT OF WINCHESTER OPTICAL COMPANY, ELMIRA, NY. Past
                      Chairman of Arnot-Ogden Medical Center, Elmira, NY. Past president of Horseheads Board of Education, Horseheads, NY.
                      Former Trustee of the Pennsylvania College of Optometry,
                      Philadelphia, PA; and of the Optometric Center of New York
                      Foundation, New York, NY. Mr. Lynch, 64, has been President of Winchester Optical Company since 1965, and has been a director of the Company (including its predecessor company) since 1987.

------------------------

(1) The law firm of which Mr. Keeler is of counsel provided legal services to the Company in 2001 and is expected to provide legal services to the Company in 2002.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table indicates the number of shares of common stock and common stock equivalent units beneficially owned as of March 1, 2002 by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein, and by the 16 current directors and executive officers as a group and the percent of the outstanding securities so owned.

                                       COMMON STOCK                         TOTAL COMMON STOCK
                                       BENEFICIALLY      COMMON STOCK        AND COMMON STOCK    PERCENT
NAME                                     OWNED(1)     EQUIVALENT UNITS(2)    EQUIVALENT UNITS    OF CLASS
----                                   ------------   -------------------   ------------------   --------
Richard Aurelio......................       2,000             7,070                 9,070           (3)
James A. Carrigg.....................      34,400            23,282                57,682           (3)
Alison P. Casarett...................       1,235            28,863                30,098           (3)
Joseph J. Castiglia..................      10,000            10,490                20,490           (3)
Lois B. DeFleur......................       1,600            10,490                12,090           (3)
Michael I. German....................     446,748            15,747               462,495           (3)
Paul L. Gioia........................       6,046            12,467                18,513           (3)
David M. Jagger......................       3,000             2,502                 5,502           (3)
Kenneth M. Jasinski..................     477,065            11,340               488,405           (3)
John M. Keeler.......................       2,952            19,328                22,280           (3)
Robert D. Kump.......................     195,494             2,889               198,383           (3)
Ben E. Lynch.........................       2,438            18,863                21,301           (3)
Peter J. Moynihan....................       4,000             2,502                 6,502           (3)
Walter G. Rich.......................       2,000             7,070                 9,070           (3)
Robert E. Rude.......................     192,527             2,836               195,363           (3)
Wesley W. von Schack.................   1,134,082            24,206             1,158,288           (3)
16 current directors and executive
  officers as a group................   2,515,587           199,945             2,715,532           (3)

------------------------

(1) Includes shares of common stock which may be acquired through the exercise of stock options which are exercisable currently. The persons who have such options and the number of shares which may be acquired are as follows:
    Mr. German, 417,584; Mr. Jasinski, 472,665; Mr. Kump, 190,000; Mr. Rude,
    185,000; Mr. von Schack, 1,099,999; and all executive officers as a group, 2,365,248.

(2) Includes common stock equivalent units granted under the Long-Term Executive Incentive Share Plan ("LTEISP") and the Director Share Plan for non-employee directors for which the director, nominee or executive officer does not have voting rights.

(3) Less than 2.4% of the outstanding common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons holding ten percent or more of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Such reporting persons are also required to provide the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established by SEC regulations. Based solely on its review of the copies of the reports received by it and certain written representations from certain reporting persons, the Company believes that during 2001 all filing requirements were satisfied by its directors and executive officers.

STOCK PERFORMANCE GRAPH

    The yearly change in the cumulative total stockholder return on the Company's common stock during the five years ending December 31, 2001, compared with the cumulative total return on the Standard & Poor's Utilities Index and Standard & Poor's 500 Index, assuming $100 was invested on December 31, 1996, and assuming reinvestment of dividends, is shown by the following:

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
              ENERGY EAST CORPORATION, S&P UTILITIES, AND S&P 500

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                             12/31/96  12/31/97  12/31/98  12/31/99  12/31/00  12/31/01
Energy East Corporation       $100.00   $174.03   $286.88   $218.27   $215.55   $217.73
Standard & Poor's Utilities   $100.00   $124.65   $143.06   $130.36   $208.15   $144.82
Standard & Poor's 500         $100.00   $133.36   $171.48   $207.56   $188.66   $166.24

                                                12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
                                                --------   --------   --------   --------   --------   --------
Energy East Corporation.......................    $100     $174.03    $286.88    $218.27    $215.55    $217.73
Standard & Poor's Utilities...................    $100     $124.65    $143.06    $130.36    $208.15    $144.82
Standard & Poor's 500.........................    $100     $133.36    $171.48    $207.56    $188.66    $166.24

EXECUTIVE COMPENSATION

    Compensation for services to the Company and its subsidiaries for each of the last three fiscal years of the chief executive officer and the next four highest compensated executive officers of the Company who served in such capacities on December 31, 2001, is shown by the following:

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                                  -------------------------
                                           ANNUAL COMPENSATION     AWARDS       PAYOUTS
          NAME AND                        ---------------------   OPTIONS/     LONG-TERM         ALL OTHER
     PRINCIPAL POSITION          YEAR      SALARY      BONUS      SARS (#)   INCENTIVE PLAN   COMPENSATION(1)
     ------------------        --------   --------   ----------   --------   --------------   ---------------
Wesley W. von Schack.........    2001     $700,000   $1,498,039   400,000       $307,021          $49,068
  Chairman, President &          2000      700,000    1,489,497   200,000        762,866           50,695
  Chief Executive Officer        1999      661,218    1,764,400   200,000        617,616           55,819

Kenneth M. Jasinski..........    2001      425,000      422,763   159,000        101,824                0
  Executive Vice President       2000      425,000      664,409   100,000              0                0
  and Chief Financial Officer    1999      409,487      371,875   100,000              0                0

Michael I. German............    2001      425,000      181,184    80,000        116,846            6,800
  Senior Vice President          2000      425,000      310,567   100,000        227,251            6,800
                                 1999      409,487      256,222   100,000        245,786            6,150

Robert D. Kump...............    2001      200,000       99,474    60,000         24,806            2,910
  Vice President, Treasurer &    2000      178,958      128,710    60,000              0            2,835
  Secretary                      1999      151,939       78,375    40,000              0            2,460

Robert E. Rude...............    2001      200,000       99,474    60,000         24,806            2,790
  Vice President and             2000      178,333      128,710    60,000              0            2,580
  Controller                     1999      149,551       76,000    40,000              0            2,280

------------------------

(1) In 2001, the Company contributed for Messrs. von Schack, German, Kump, and Rude, $2,550, $2,550, $2,550, and $2,550, respectively, under the Tax Deferred Savings Plan. The Company contributed for Messrs. German, Kump and Rude, $4,250, $360 and $240, respectively, under the Employees' Stock Purchase Plan. For Mr. von Schack, $11,806 represents the dollar value of the term portion, and $34,712 represents the benefit, projected on an actuarial basis, of the whole-life portion of a premium paid for a life insurance policy.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (2001)

                                                              INDIVIDUAL GRANTS
                                    ---------------------------------------------------------------------
                                                    PERCENTAGE OF
                                    NUMBER OF           TOTAL
                                    SECURITIES        OPTIONS/
                                    UNDERLYING          SARS
                                     OPTIONS/        GRANTED TO
                                       SARS           EMPLOYEES     EXERCISE OR                GRANT DATE
                                     GRANTED          IN FISCAL     BASE PRICE    EXPIRATION    PRESENT
NAME                                   #(1)             YEAR          ($/SH)         DATE       VALUE(3)
----                                ----------      -------------   -----------   ----------   ----------
Wesley W. von Schack..............   200,000            11.12%        $18.55       02/01/11     $772,000
                                     200,000(2)         11.12%        $20.18       05/29/11      858,000(4)
Kenneth M. Jasinski...............   100,000             5.56%        $18.55       02/01/11      386,000
                                      59,000(2)          3.28%        $20.18       05/29/11      253,110(4)
Michael I. German.................    80,000             4.45%        $18.55       02/01/11      308,800
Robert D. Kump....................    60,000             3.34%        $18.55       02/01/11      231,600
Robert E. Rude....................    60,000             3.34%        $18.55       02/01/11      231,600

------------------------

(1) Pursuant to the 2000 Stock Option Plan, participants were granted options to purchase a specified number of shares of common stock at specified exercise prices. These options were granted in tandem with stock appreciation rights and are for a term of ten years from the date of grant. The exercise price of an option or tandem stock appreciation right may not be less than 100% of the closing price of a share of common stock determined on the last trading date before such option and tandem stock appreciation right are granted. The exercise of an option or a tandem stock appreciation right will result in a corresponding cancellation of the related stock appreciation right or option to the extent of the number of shares of common stock as to which the option or the stock appreciation right was exercised. Replacement options are granted to participants at the time of an exercise of an option to the extent that all or any portion of the option exercise price or taxes incurred in connection with the exercise of the option are paid for by using other shares of common stock of the Company or by the withholding of the Company's common stock. The replacement option is granted for the number of shares the participant tenders to pay the exercise price or taxes incurred. Replacement options will first be exercisable no earlier than six months from the date of their grant and will have an expiration date equal to the expiration date of the original option. The options are transferable to family members and certain entities under certain circumstances. The options and tandem stock appreciation rights were granted on February 1, 2001 and are exercisable in three installments regarding the original number of options granted as follows: (a) in aggregate as to no more than 33 1/3% on their grant date, February 1, 2001; (b) in aggregate as to no more than 66 2/3% on January 1, 2002; and (c) on January 1, 2003 as to 100% of all options which have not been previously exercised.

(2) The options and tandem stock appreciation rights were granted on May 29, 2001 and are exercisable in three installments regarding the original number of options granted as follows: (a) in aggregate as to no more than 33 1/3% on their grant date, May 29, 2001; (b) in aggregate as to no more than 66 2/3% on January 1, 2002; and (c) on January 1, 2003 as to 100% of all options which have not been previously excercised.

(3) There is no assurance the value realized will be at or near the value based on the Black-Scholes option-pricing model. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 24.94%; risk-free interest rate, 4.92%; dividend yield, 3.49%; and an expected term before exercise of 5.75 years. Should the Company's common stock double in value over the ten-year option term (from $18.55 per share to $37.10 per share), stockholder value would increase an estimated $2,165,112,519, while the value of grants to individuals listed in the Option/SAR Grants table would increase an estimated $9,275,000 or 0.43% of the total gain realized by all stockholders.

(4) In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 24.91%, risk-free interest rate, 5.32%; dividend yield, 3.56%; and an expected term before exercise of
    5.75 years. Should the Company's common stock double in value over the ten-year option term (from $20.18 per share to $40.36 per share), stockholder value would increase an estimated $2,355,362,298, while the value of grants to individuals listed in the Option/SAR Grants table would increase an estimated $5,226,620 or 0.22% of the total gain realized by all stockholders.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (2001)
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                   NUMBER OF SHARES
                                                                      UNDERLYING               VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                                    SHARES                                AT                            AT
                                  ACQUIRED ON                     FISCAL YEAR-END (#)           FISCAL YEAR-END(2)
                                   EXERCISE        VALUE      ---------------------------   ---------------------------
NAME                                  (#)       REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              -----------   -----------   -----------   -------------   -----------   -------------
Wesley W. von Schack............       0            $0           766,665        333,335     $1,051,333       $58,667
Kenneth M. Jasinski.............       0             0           319,665        139,335         14,667        29,333
Michael I. German...............       0             0           334,250         86,668        360,433        23,467
Robert D. Kump..................       0             0           130,000         60,000         40,375        17,600
Robert E. Rude..................       0             0           125,000         60,000         35,113        17,600

------------------------

(1) The "Value Realized" is equal to the difference between the option exercise price and the closing price of a share of common stock on the NYSE on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End" is equal to the difference between the option exercise price and the closing price of $18.99 a share of common stock on the New York Stock Exchange on December 31, 2001.

PENSION PLAN TABLE

    The following table sets forth the maximum retirement benefits payable to executive officers who retire at age 60 or later, in specified compensation and years of service classifications, pursuant to the Retirement Benefit Plan and the Supplemental Executive Retirement Plan ("SERP") as they presently exist, and assuming no optional payment form is elected. The amounts listed below reflect the deduction for Social Security benefits. There are no other offset amounts.

                                                                 YEARS OF SERVICE
                                  ------------------------------------------------------------------------------
AVERAGE ANNUAL SALARY*               10         15         20         25          30          35         40**
----------------------            --------   --------   --------   ---------   ---------   ---------   ---------
$1,800,000......................  524,100    794,100    902,100    1,010,100   1,118,100   1,226,100   1,334,100
 1,600,000......................  464,100    704,100    800,100      896,100     992,100   1,088,100   1,184,100
 1,400,000......................  404,100    614,100    698,100      782,100     866,100     950,100   1,034,100
 1,200,000......................  344,100    524,100    596,100      668,100     740,100     812,100     884,100
 1,000,000......................  284,100    434,100    494,100      554,100     614,100     674,100     734,100
  800,000.......................  224,100    344,100    392,100      440,100     488,100     536,100     584,100
  600,000.......................  164,100    254,100    290,100      326,100     362,100     398,100     434,100
  400,000.......................  104,100    164,100    188,100      212,100     236,100     260,100     284,100
  300,000.......................   74,100    119,100    137,100      155,100     173,100     191,100     209,100

------------------------

* Average of the salaries, including awards under the Annual Executive Incentive Plan ("AEIP"), but not including other amounts listed under "Bonus" in the Summary Compensation Table (which other amounts, in the case of Mr. von Schack, consists of a special one-time bonus of $1,000,000 in 1999 and $700,000 in each of the following two years) and not including amounts listed under "Long-Term Compensation Awards Options/SARs," "Long-Term Compensation Payouts Long-Term Incentive Plan," and "All Other Compensation" in the Summary Compensation Table, for the five highest paid consecutive years during the last ten years of employment service.

** Maximum years of employment service for Retirement Benefit Plan and SERP purposes.

    The Retirement Benefit Plan provides retirement benefits for hourly and salaried employees, including executive officers of the Company and certain subsidiaries, based on length of service and the average for the five highest paid consecutive years during the last ten years of employment service. For the purposes of the Retirement Benefit Plan, compensation includes certain amounts deferred under the Deferred Compensation Plan for Salaried Employees. The Retirement Benefit Plan is non-contributory and is funded under a trust arrangement and an insurance contract. Amounts paid into the Retirement Benefit Plan are computed on an actuarial basis. The Retirement Benefit Plan provides for normal or early retirement benefits.

    The SERP provides that key employees, including certain executive officers of the Company and certain subsidiaries, who have completed five years of service, and who terminate employment prior to becoming eligible for the SERP benefit described in the next sentence, shall receive the benefits of the Retirement Benefit Plan without regard to any limitations imposed by the federal tax law. Participants who have at least five years of service, and who retire at age 55 or later, shall receive a total retirement benefit (including benefits payable from the Retirement Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three consecutive years of eligible compensation within the last five years of employment. Benefits payable prior to age 60 are reduced for early retirement.

    Messrs. von Schack and German each have an agreement which provides that, for purposes of the SERP, they each will be credited with three years of service for each year actually worked. Mr. Jasinski has an agreement which provides that, for purposes of the SERP, he will be credited with three years of service for each year actually worked so long as he is employed by the Company or Energy East Management through October 15, 2003, and he will be credited with four years of service for each year actually worked so long as he is employed by the Company or Energy East Management through October 15, 2005. If, however, they retire from the Company after their sixtieth birthday, they will be credited with the maximum years of employment service for SERP purposes.

    Messrs. von Schack, Jasinski, German, Kump and Rude have 15, 4, 21, 15, and 25 credited years of service, respectively, under the SERP (after taking into account the service adjustments described in the previous paragraph).

EMPLOYMENT, CHANGE IN CONTROL AND OTHER ARRANGEMENTS

    Messrs. von Schack and Jasinski each have an employment agreement having terms ending February 7, 2005. Mr. von Schack's agreement provides that he shall be Chairman, President & Chief Executive Officer of the Company and
Mr. Jasinski's agreement provides that he shall be Executive Vice President and Chief Financial Officer of the Company. Each agreement provides for automatic one-year extensions unless either party to an agreement gives notice that such agreement is not to be extended. Each agreement was unanimously approved by the board of directors and provides for, among other things, a base salary of $700,000 for Mr. von Schack and $425,000 for Mr. Jasinski, subject to increase by the board of directors, and in the case of Mr. von Schack, the payment of the annual premium on a life insurance policy (the "Life Insurance Policy") on his life. The agreements also provide for eligibility for participation in the Company's other compensation and benefit plans and for certain payments in the event of the termination of employment due to disability.

    Mr. German has an employment agreement having a term ending December 31, 2003. Mr. German's agreement provides for his employment as Senior Vice President, Business Development of Energy East Management and President and Chief Executive Officer of The Energy Network. The agreement provides for automatic one-year extensions unless either party to the agreement gives notice that such agreement is not to be extended. The agreement was unanimously approved by the board of directors of Energy East Management and provides for, among other things, a base salary of $300,000, subject to increase by the board of directors of Energy East Management. The agreement also provides for eligibility for participation in Energy East Management's other compensation and benefit plans and for certain payments in the event of the termination of employment due to disability.

    Messrs. von Schack's and Jasinski's agreements provide that, if the officer's employment is terminated either by the Company without cause or by the officer for good reason, he will receive a lump-sum payment equal to three times the sum of (i) his then-annual base salary and (ii) the average of the highest three consecutive awards earned under the AEIP within the previous five years.

Mr. German's agreement provides that, if he is terminated either without cause or if he terminates his employment for good reason, he will receive a lump-sum payment equal to three times the sum of (i) his then-annual base salary and
(ii) the average of the three most recent awards earned under the AEIP. In the event of such termination, all three agreements provide that the officer's life (other than the Life Insurance Policy), disability, accident and health insurance benefits will continue for a period of thirty-six months, and, in the case of Mr. von Schack, a lump-sum premium payment will be made so that no future premiums are due on the Life Insurance Policy. In addition, the executive will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that payments made pursuant to the agreements will be reduced by any payments made under the AEIP in the event a change in control occurs during such year. Also, in the event of such termination, the officer will be given additional age credit and maximum service credit under the SERP and the present value of any SERP benefits will be paid in a lump sum to the officer, unless the officer elects to receive such SERP benefits over a period of time in the manner provided in the SERP. In the event that any payments made under the agreements or otherwise would subject the officer to federal excise tax he will be entitled to be made whole for the payment of any such taxes, interest or penalties.

    Messrs. Kump and Rude each have a severance agreement with Energy East Management in order to provide for certain payments if, generally, within two years following a change in control of the Company, the individual's employment is terminated either by the Company without cause or by the individual for good reason. The severance agreements have terms ending on December 31, 2003 with automatic one-year extensions unless either party to an agreement gives notice that the agreement is not to be extended. The benefits consist of a lump-sum severance payment equal to two times the sum of (i) the individual's then-annual base salary, and (ii) the higher of any award paid to the individual under the AEIP with respect to the year immediately preceding the year in which the termination occurs or the average of the AEIP awards paid to the individual in the three years preceding the year in which the change in control occurs. In the event of such termination, the individual's life, disability, accident and health insurance benefits will continue for a period of twenty-four months and the individual will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there shall be no duplication of payments made pursuant to his agreement and the AEIP. Also, in the event of such termination, the individual will be given additional age and service credit under the SERP. In the event that any payments made on account of a change in control of the Company, whether under the agreement or otherwise, would subject the individual to federal excise tax or interest or penalties with respect to such federal excise tax, the individual will be entitled to be made whole for the payment of any such taxes, interest or penalties. Messrs. Kump and Rude also have entered into Employee Invention and Confidentiality Agreements with Energy East Management. The agreements provide for, among other things, payments (up to one year's salary) and certain health insurance premiums in the event that their employment is terminated whether voluntarily or involuntarily, and the noncompetition and nonsolicitation provisions of the agreement prevent them from obtaining other appropriate employment, so long as they are not entitled to receive payments under their severance agreements.

    In the event of a change in control of the Company, participants in the AEIP will be paid an amount which includes all earned but unpaid awards, a pro rata portion of any award with respect to the year in which such change in control occurs and if the AEIP continues in effect for the remainder of the performance period an additional payment at the end of the year in which such change in control occurs, to the extent that the award earned under the normal terms of the AEIP exceeds the amount paid upon such change in control. In addition, participants in the LTEISP will be paid an amount which includes (i) the payment of awards for all cycles in progress at the time of such change in control, computed and paid out in full (rather than pro rata) and based on the assumption that the Company's performance was at the 50th percentile; and (ii) if the LTEISP continues in effect for the remainder of a performance period, any amounts earned under the normal terms of the LTEISP through the end of such performance cycle, to the extent those amounts exceed the amounts paid at the time of such change in control. All change in control payments under the LTEISP are to be valued based on the change in control price of the Company's common stock. After a change in control of the Company, officers and certain key employees of the Company and certain subsidiaries who qualify, and whose employment is terminated, other than for cause, shall receive a total retirement benefit as determined under the SERP. The SERP provides that, in the case of a change in control, a participant with 5 or more years of service may receive the present value of any SERP benefits in a lump sum, if the participant has so elected upon commencement of participation.

    The Executive Compensation and Succession Committee of the board of directors in its discretion may take certain actions in order to preserve, in the event of a change in control of the Company, a participant's rights under an award issued pursuant to the 1997 Stock Option Plan, the 2000 Stock Option Plan or the Restricted Stock Plan.

    Grantor trusts have been established to provide for the payment of certain employee and director benefits, including severance benefits that might become payable after a change in control of the Company.

DIRECTORS' COMPENSATION

    Directors of the Company, other than officers of the Company or officers of any subsidiary of the Company, receive an annual retainer of $22,000, plus $1,000 for each directors' and committee meeting attended. The Chairperson of each standing committee receives additional compensation of $2,500 for serving as Chairperson of such committee. Under the terms of the Deferred Compensation Plan for Directors, directors can elect to defer a portion or all of their compensation. Such deferred compensation, together with interest thereon, is payable in a lump sum or over a period of years following retirement as a director.

    Pursuant to the Director Share Plan for Directors, persons who are non-employee directors are eligible for certain benefits to be paid upon their ceasing to serve as directors of the Company. On each January 1, April 1, July 1, and October 1, all non-employee directors receive 400 phantom shares pursuant to the Director Share Plan. Phantom shares granted earn dividend equivalents in the form of additional phantom shares. Upon a director ceasing to serve as a director of the Company, cash payments representing the value of the phantom shares held by the director are to be made to the director. The value of the phantom shares is to be determined by multiplying the number of phantom shares by the average of the daily closing prices of the Company's common stock for the five trading days preceding the date the director ceases to serve as a director. Under the terms of the Deferred Compensation Plan for the Director Share Plan, a director may defer a portion or all of the cash payment to be made under the Director Share Plan over a period of years following the director's ceasing to serve as a director.

COMMITTEES

    The Company's board of directors has an Audit Committee, a Nominating Committee and an Executive Compensation and Succession Committee.

    The Nominating Committee, which consists of Richard Aurelio, Chairman, Lois
B. DeFleur, John M. Keeler and Walter G. Rich, had five meetings in 2001. The Nominating Committee is responsible for recommending to the board the slate of persons to be nominated to the board, appointment of directors as members of committees of the board and candidates to fill vacancies on the board of directors. The Committee makes recommendations to the board of directors regarding criteria for nomination as a candidate to the board of directors. Stockholders wishing to recommend candidates for consideration by the Nominating Committee should submit to the Secretary of the Company the name, a statement of qualifications and the written consent of any candidate. Recommendations will be brought to the attention of the Nominating Committee.

    The Executive Compensation and Succession Committee, which consists of Joseph J. Castiglia, Chairman, Richard Aurelio and Ben E. Lynch, had five meetings in 2001. That Committee, among other things, recommends compensation for officers, awards under the AEIP and candidates for election as officers.

REPORT OF AUDIT COMMITTEE

    The Audit Committee, which consists of Ben E. Lynch, Chairman, Lois B. DeFleur, Paul L. Gioia and David M. Jagger, is composed entirely of independent, outside directors and had three meetings in 2001. Each member of the Audit Committee is financially literate and meets the independence requirements of the New York Stock Exchange. At least one of the members has accounting or financial management expertise. The board of directors has adopted a written charter for the Audit Committee, which is included as Appendix A to this proxy statement. The Audit Committee recommends the appointment of the independent accountants and reviews with them the audit plan and results of the audit. It also meets with the independent accountants, internal auditor and management to discuss the adequacy of the Company's system of internal controls and the annual and quarterly financial reporting process, meets with the internal auditor to discuss the results of completed internal audits and assists the board of directors in overseeing the Company's Corporate Compliance Program.

    The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). In addition, the Committee received the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and discussed with the independent auditors the auditor's independence from the
Company and its management.

    In reliance on the reviews and discussions referred to in the prior paragraph, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC.

                                AUDIT COMMITTEE

Ben E. Lynch, Chairman  Paul L. Gioia
Lois B. DeFleur         David M. Jagger

REPORT OF EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE

    The Executive Compensation and Succession Committee is composed entirely of independent outside directors. Under the guidance of the Committee, the Company's overall compensation policy is designed to manage the Company toward enhanced profitability and increased shareholder value. Accordingly, two principles guide the Company's compensation policy for its senior management:

    - aligning the financial interests of senior management with those of the shareholders, and

    - rewarding senior management for corporate and individual performance.

    These principles are reflected in the structure of the Company's compensation program, which consists of three basic components: base salary, short-term incentive compensation awards and long-term incentive compensation awards. The Committee continues to place an increased emphasis on the at risk elements of compensation. The Committee believes that placing compensation at risk and linking such compensation to performance better aligns senior management's financial interests with those of the shareholders, which in turn supports the Company's overall objective of enhancing long-term shareholder value.

    Based on the Committee's general policy that senior management compensation should be competitive so as to attract and retain talented executives, base salaries are generally targeted at competitive levels, subject to adjustment by the Committee depending on the individual's performance. The Committee has retained independent consultants to review executive compensation data and has also reviewed certain salary surveys to assist in its decision-making. The Committee has also considered a number of quantitative and qualitative factors, including financial and operational achievements, the individual's experience, responsibilities and effectiveness in performing those responsibilities and in leading or helping the Company respond to the rapidly changing utility industry by developing and implementing effective short- and long-term strategies.

    In evaluating each officer's performance, including Mr. von Schack's, the Committee considered them within the context of the year experienced by the Company in terms of achieving the objectives of its operating plan, as well as their leadership in planning and implementing strategic and operating initiatives designed to increase the Company's long-term value. In
February 2001, the Company announced a merger with RGS Energy Group, Inc., which will combine two companies with complementary geographies, strengths and skills and who share a common vision for upstate New York. The RGS Energy merger, together with the mergers with three gas companies and one electric company completed in 2000, demonstrates the Company's continued excellent progress in its transformation from a vertically integrated upstate New York utility into a super-regional energy services and delivery company with a presence in five Northeastern states and with approximately three million customers. This strategic repositioning has allowed the Company to diversify earnings, enhance growth opportunities through scale and synergies and continue to provide reliable energy and stable prices. The Company's cost reduction efforts continue and have enabled the Company to share operating efficiencies and synergies with both customers and shareholders, and the Company continues to be widely acclaimed for its superior service and reliability. In addition, the Company expects the completed mergers to enhance growth opportunities both in the development of new service franchises and increased penetration in existing markets. The Company continued to implement strategies to help manage energy price volatility by developing gas and electric peaking assets. The Company also sold its 18% interest in a nuclear generating facility at a net gain and no stranded costs for customers or shareholders. These results and individual performances are reflected in the at risk portion of senior management compensation.

    Since joining the Company in September 1996, Mr. von Schack has provided the strong leadership and strategic focus necessary to prepare the Company to meet the challenges of a competitive energy industry. Under Mr. von Schack's watch, the Company successfully repelled a hostile takeover attempt which would have harmed customers, employees and shareholders, has grown into a super-regional energy services and delivery company, and has improved its long-term earnings potential. With such opportunities come risks, including energy price volatility, changes in regulation, and unforeseen consequences that may result from dramatic changes in the energy business. Mr. von Schack's guidance has focused the Company on positioning itself to effectively manage the risks inherent in the energy business today. Mr. von Schack's total compensation reflects the Committee's evaluation of his effective leadership and the Company's performance with him at the helm.

    The Annual Executive Incentive Plan provides for short-term cash performance incentive awards if certain annual goals are achieved. For 2001, annual performance incentive awards were based on earnings targets and individual performance objectives. Awards ranged from approximately 43% to 114% of the participant's base salary, depending upon the participant's position, and the performance levels achieved. See the Bonus column in the Summary Compensation Table, which includes performance incentive awards earned for 2001. The Committee decided to terminate the Long-Term Executive Incentive Share Plan, which provided for cash incentive awards based on the Company's long-term financial performance relative to the long-term financial performance of companies in the same industry. Therefore, no performance share grants were made in 2001 under the Long-Term Executive Incentive Share Plan. There are, however, outstanding grants under the Long-Term Executive Incentive Share Plan for the performance cycle ending December 31, 2002. See the Long-Term Compensation Payouts Long-Term Incentive Plan column in the Summary Compensation Table for cash incentive payouts under the Long-Term Executive Incentive Share Plan in 2001. Awards under the 2000 Stock Option Plan and the Restricted Stock Plan are intended to more closely align the long-term financial interests of management with those of the shareholders by providing long-term incentives to those individuals who can significantly affect the future growth and success of the Company. For example, should the Company's shares double in value over the ten-year option term (from $18.55 per share to $37.10 per share), shareholder value would increase an estimated $2,165,112,519, while the value of the grants to the individuals listed in the Option/SAR Grants Table would increase an estimated $9,275,000 or 0.43% of the total gain realized by all shareholders. See the Option/SAR Grants Table for a description of the 2000 Stock Option Plan and awards made under the 2000 Stock Option Plan. No awards were made under the Restricted Stock Plan in 2001.

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers, except that qualifying performance-based compensation that meets certain specified criteria is not subject to
Section 162(m). The Committee's overall policy is designed to increase shareholder value, and tax deductibility is only one factor. Thus, the Committee will review tax consequences as well as other relevant considerations when making compensation decisions within the context of the overall operation of the Company's compensation program and will consider what actions should be taken, if any, to operate the compensation program in a tax-effective manner.

                EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE

Joseph J. Castiglia, Chairman         Richard Aurelio                          Ben E. Lynch

INDEPENDENT ACCOUNTANTS

    The Company has appointed PricewaterhouseCoopers LLP, a firm of independent certified public accountants, as auditors for the year 2002. Representatives of PricewaterhouseCoopers are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to answer questions that you may have. During 2001, PricewaterhouseCoopers performed certain non-audit services for the Company. The Audit Committee has considered whether the provision of information technology services and other non-audit services is compatible with maintaining PricewaterhouseCoopers' independence. Beginning in 2002, PricewaterhouseCoopers will not be retained to do consulting work, other than consulting work related to the annual audit and the Company's system of internal controls, unless otherwise approved by the Audit Committee.

AUDIT FEES

    Aggregate fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for the year 2001 were $959,300.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    The Company did not engage PricewaterhouseCoopers to provide advice regarding its financial information systems design and implementation during 2001.

ALL OTHER FEES

    Aggregate fees billed for professional services rendered by PricewaterhouseCoopers, other than services covered above for the year 2001, were $838,689, consisting of the following:

Employee Benefit Plans............................  $128,000
SEC work related to financings....................   133,250
Assessment of IT controls.........................    46,100
Tax matters.......................................   508,389
RGS Energy transaction............................    19,750
Miscellaneous.....................................     3,200
                                                    --------
Total.............................................  $838,689
                                                    ========

DEADLINE FOR STOCKHOLDER PROPOSALS

    For a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2003 Annual Meeting, it must be received by the Company's Secretary at P.O. Box 12904, Albany, New York, 12212-2904 by December 30, 2002. Under our by-laws, if you wish to nominate candidates for election to the board of directors or if you wish to bring any matter before the 2003 Annual Meeting (other than those matters included in our proxy material), you must notify the Company's Secretary in writing no later than March 16, 2003 and no earlier than February 14, 2003. The notice must also contain: (a) in the case of a nomination for election to the board of directors, certain information concerning the proposed nominee, or, in the case of business to be brought before the meeting, a brief description of such business and the reasons for conducting the business at the meeting, (b) the shareholder's name and record address, (c) the class and number of shares of the Company's common stock that are owned by the stockholder, (d) a description of any arrangement between the stockholder, the proposed nominee and any other person or any arrangement between the stockholder and any other person in connection with the proposal of such business by the stockholder, and a description of any material interest of such stockholder in the business to be brought before the meeting, and (e) a representation that the stockholder intends to appear in person or by proxy to nominate such person or present such business before the meeting.

    SEC regulations permit the Company to exercise discretionary voting authority to vote on a matter brought before the annual meeting which is not included in the Company's proxy statement if the Company does not have notice of the matter between 90 days and 120 days prior to the anniversary date of the prior year's annual meeting. In addition, the Company may exercise discretionary voting authority if it receives timely notice of a matter (as described in the preceding sentence) and if it describes the nature of such matter in its proxy statement. Accordingly, any such notice must be received by the Company's Secretary in writing no later than March 16, 2003 and no earlier than February 14, 2003.

OTHER MATTERS

    We do not know of any other matters of business to be presented for action at the meeting. However, the enclosed form of proxy will confer discretionary authority for the transacting of any such other and further business if properly brought before the meeting or any adjournment thereof. If any such business is so brought before the meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote according to their discretion.

    The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, should you later find it convenient to attend the meeting.

    State law requires the Company to inform stockholders of the initiation or renewal of insurance indemnifying itself and its officers and directors. This insurance, which is carried with Associated Electric & Gas Insurance Services Limited (AEGIS), Energy Insurance Mutual Limited (EIM), CNA Insurance Company and Munich American, has been renewed for one year beginning October 28, 2001, at a premium of $850,168. In addition, the Pension Trust Liability Insurance, which is carried with Chubb Insurance Company, AEGIS and EIM, covering the Company, its subsidiaries, and its directors and those officers considered fiduciaries under the Employee Retirement Income Security Act of 1974, has been renewed for one year beginning September 1, 2001 at a premium of $222,438.

COST OF SOLICITATION

    The accompanying proxy is solicited on behalf of the board of directors. The costs of this solicitation, including reimbursement of charges of brokerage houses and others for their expenses in forwarding proxy materials to beneficial owners of stock, will be paid by the Company. In addition, directors, officers, and employees of the Company or of its subsidiaries may solicit proxies by telephone, telegram or in person, without additional compensation. The Company has retained Innisfree M&A to aid in the solicitation of proxies at an anticipated fee of approximately $12,000, plus reimbursement of out-of-pocket expenses incurred by that firm on behalf of the Company.

                                          By Order of the Board of Directors,
                                          Robert D. Kump
                                          VICE PRESIDENT, TREASURER & SECRETARY

Dated: April 29, 2002

                                   APPENDIX A
                            ENERGY EAST CORPORATION
                            AUDIT COMMITTEE CHARTER

PURPOSE

    The primary purpose of the audit committee is to assist the board of directors in overseeing financial reporting and the system of internal controls of Energy East Corporation (the company). The audit committee has responsibility for reviewing the company's financial reporting process and system of internal controls and for maintaining a direct line of communication between the audit committee and the company's independent public accountant, accounting officer and general auditor. The Audit Committee also assists the Board of Directors in overseeing the company's Compliance Program.

COMPOSITION

    The audit committee is composed of at least three members of the board of directors. The members of the audit committee and the chair of the committee are appointed by the board of directors. Each member appointed to the audit committee must be financially literate and meet the independence requirements of the New York Stock Exchange. At least one member must have accounting or financial management expertise.

MEETINGS

    The audit committee meets at least three times annually. Additional meetings may be called by the chair of the audit committee in the chair's sole discretion, or at the request of the board of directors, the accounting officer, the general auditor or the company's independent public accountant. Attendance at committee meetings by officers and employees of the company, the independent public accountant and others is at the discretion of the audit committee chair.

RESPONSIBILITIES

    In carrying out its responsibilities, the audit committee:

    1. Annually recommends to the board of directors the appointment of the independent public accountant to audit the company's financial statements and employee benefit plans. Advises such accountant that they are ultimately accountable to the board of directors and the audit committee, and that the committee and the board have ultimate authority and responsibility to select, evaluate and, where appropriate, replace the accountant. Reviews the experience and qualifications of the senior members of the independent public accountant who are engaged on the company's account and the quality control procedures of the independent public accountant. Is responsible for ensuring that the independent public accountant submits on a periodic basis a formal written statement delineating all relationships between the accountant and the company and engaging in a dialogue with the accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountant and recommending, if appropriate, that the board take action to satisfy itself of the accountant's independence. Meets with the independent public accountant to discuss the scope of the upcoming audit and again to discuss the results of the audit. Is advised by management of the proposed audit fees.

    2. Reviews management's plans for engaging the independent public accountant to perform non-audit work, including the scope of the work and proposed fees. Considers the possible impact this work may have on the independence of the independent public accountant. The independent public accountant will not be retained to do consulting work, other than consulting work related to the annual audit and the company's system of internal controls, unless otherwise approved by the audit committee.

    3. Meets at least annually with the independent public accountant, the accounting officer and the general auditor to discuss the adequacy of the company's system of internal controls and the annual and quarterly financial reporting process. Reviews the company's annual financial statements and the related opinion of the independent public accountant with management, the accounting officer and the independent public accountant prior to the release to shareholders and the filing with the Securities and Exchange Commission of the company's annual financial statements and the related opinion of the independent public accountant.

    4. Reviews with management and the independent public accountant any changes in accounting principles or financial disclosure practices. Candidly discusses with management and the independent public accountant their qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and financial disclosure practices used or proposed to be adopted. Is advised when management seeks a second opinion on an accounting matter from another independent public accounting firm.

    5. Reviews with management and the independent public accountant, either as the committee or through the chair, the company's quarterly financial statements prior to filing the Form 10-Q, including the results of the independent public accountant's review of the quarterly financial statements and the adoption of any new accounting principles or changes to existing principles.

    6. Reviews with the general auditor at each audit committee meeting the results of completed audits. Annually reviews the internal audit department's objectives, planned work and staffing plans, as well as its coordination of activities with the independent public accountant. Meets in executive session with the general auditor at each audit committee meeting.

    7. Reviews any changes to the internal audit department charter and the appointment or replacement of the general auditor.

    8. Oversees the operation of the company's Compliance Program by meeting, no less than twice each year, with the company's Executive Vice President and Chief Financial Officer and the company's Compliance Officer to
       (a) on an annual basis, review the company's Compliance Program to prevent and detect violations of laws and regulations by company employees and agents; (b) on an as-needed basis, review reports of significant compliance and ethics related activities within the company; and (c) on an annual basis, review certifications by the company's Executive Vice President and Chief Financial Officer and the company's Compliance Officer that the company's Compliance Program is effective and complies with the applicable legal and regulatory requirements.

    9. Advises the independent public accountant that it expects to be informed as soon as practicable concerning any possible illegal acts that have been detected, unless the illegal act is clearly inconsequential. Ensures that management takes timely and appropriate remedial actions with respect to the reported illegal acts.

    10. Provides the report required by the Securities and Exchange Commission to be included in the company's annual meeting proxy statement.

    11. Meets in executive session at each audit committee meeting, with the independent public accountant, the accounting officer and the company's outside legal counsel.

    12. Inquires at each audit committee meeting of the accounting officer, general auditor and the independent public accountant whether there are any areas that require the audit committee's special attention.

    13. Reports to the board of directors on the audit committee's activities on a regular basis.

    14. Reviews and assesses the adequacy of this charter on an annual basis and recommends any proposed changes to the board of directors for approval.

    15. Approves the company's hiring of employees of the independent public accountant who were engaged on the company's account.

RESOURCES AND AUTHORITY

    The audit committee has access to all corporate documents and records. It may, in its sole discretion:

    1. Enlist the aid of the company's staff to perform work necessary to fulfill its responsibilities.

    2.  Retain special counsel or other experts to fulfill its responsibilities.

    3.  Institute investigations of improprieties or suspected improprieties.

    4. Take any additional action it deems necessary to fulfill its responsibilities.

    While the audit committee has the responsibilities set forth in this charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountant.

    Amended by the board of directors April 12, 2002.

                             ENERGY EAST CORPORATION

INSTRUCTIONS FOR VOTING YOUR PROXY

Shareholders of record have three ways to vote their proxies:

|_| BY TELEPHONE (using a touch-tone telephone)
|_| THROUGH THE INTERNET (using a browser)
|_| BY MAIL (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

-------------------
 TELEPHONE VOTING
-------------------
This method of voting is available for residents of the U.S. and Canada.
    o On a touch-tone telephone , call TOLL FREE 1-888-216-1286 , 24 hours a day, 7 days a week.
    o You will be asked to enter the CONTROL NUMBER shown below followed by the pound sign (#).
    o    Have your proxy card ready, then follow the prerecorded instructions.
    o    Your vote will be confirmed and cast as you directed.

-------------------
 INTERNET VOTING
-------------------
    o    Visit the Internet voting Website at https://www.proxyvotenow.com/eec
    o Enter the CONTROL NUMBER shown below and follow the instructions on your screen.
    o    You will incur only your usual Internet charges.

-------------------
 VOTING BY MAIL
-------------------
    o Simply mark, sign and date your proxy card and return it in the postage-paid envelope.

     YOU MAY VOTE BY TELEPHONE OR INTERNET ANYTIME UNTIL 5:00 P.M. EASTERN DAYLIGHT TIME, ON JUNE 13, 2002.

     DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

                        ---------------------------------
                             YOUR CONTROL NUMBER IS:

                        ---------------------------------


  TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN ENVELOPE PROVIDED
.................................................................................

       Please mark votes
  }X|  as in this example

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1.

1. Election of Directors,   |_| For all Nominees listed   |_| Withhold Authority
   as provided in the                                         to vote for all
   Company's Proxy Statement.                                 Nominees listed

         (Instructions: TO WITHHOLD AUTHORITY to vote for any individual nominee, print that nominee's name on the line provided below.) 01 - J.M. Keeler, 02 - P.J. Moynihan

         --------------------------------------------------------------

                                    The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgement.

                                    DATE:                                 , 2002
                                         ---------------------------------

                                    --------------------------------------------

                                    --------------------------------------------
                                                   (SIGNATURE/S)

                                    This proxy should be marked, dated and
                                    signed by the stockholder(s) exactly as his name appears hereon, and returned promptly in the enclosed envelope. Persons signing as a fiduciary should so indicate. If shares are held by joint tenants or as community property, both must sign.


        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE.

       THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             ENERGY EAST CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS

       The undersigned appoints K.M. Jasinski, R.D. Kump, R.E. Rude, or any one or more of them, with power of substitution, proxies of the undersigned, to vote, as specified below, and in their discretion with respect to any other business properly brought before the meeting, all shares of stock of Energy East Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held on June 14, 2002, and at any adjournment thereof.

       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR ALL THE NOMINEES AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

                (Continued and to be signed on the reverse side.)